Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 Ext. 103
Don@Skinnyco.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Renews Board of Advisor Relationship

BALA CYNWYD, PA. MAY 28TH, 2009— SKINNY NUTRITIONAL CORP. (OTCBB: SKNY), today announced that Pat Croce has reaffirmed his commitment to the Company as a member of its Board of Advisors. Pat has been serving on the Board of Advisors since March of 2008.

Pat Croce stated, “I am very excited by the progress that Skinny Nutritional Corp. has made this past year and the direction Skinny is pursuing in the zero calorie enhanced water arena.”

As part of his commitment to renew, Mr. Croce has agreed to eliminate his per case royalty fee in favor of a grant of stock purchase warrants in an effort to reduce the Company’s cash expenses. In consideration of this agreement, the Company agreed to issue to Croce or an affiliated entity warrants to purchase an aggregate of 2,500,000 shares of Common Stock. The elimination of the royalties, however, is conditioned on the warrants being exercisable. The exercise of the warrants is subject to the approval by the Company’s shareholders of an increase in the Company’s number of authorized shares of Common Stock.

The Skinny Water lineup features six great tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Orange Cranberry Tangerine (Wake Up) Goji Fruit Punch (Shape), Lemonade Passionfruit (Total-V), and Peach Mango Mandarin (XXX-Detox). Every bottle of Skinny Water has calcium, potassium, and EGCG and has zero calories, sugar, sodium, no preservatives, and all natural colors and flavors.

About Skinny Nutritional Corp.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp. is the exclusive worldwide distributor of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water. Skinny Water comes in six great tasting flavors that include Acai Grape Blueberry, Goji Fruit Punch, Peach Mango Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Tea®, and other Skinny branded beverages. For more information, visit www.SkinnyWater.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Skinny Nutritional Corp.
Don McDonald
CFO
610-784-2000 Ext 103
DON@SKINNYCO.COM